Whitestone REIT Announces Termination of Shareholder Rights Plan

HOUSTON, Feb. 11, 2022 – Whitestone REIT today announced that on February 7, 2022, the Operating Committee of the Board of Trustees unanimously approved the termination of the Company’s shareholder rights plan, commonly referred to as a “poison pill”, which was originally scheduled to expire on May 13, 2022. The shareholder rights plan was amended to accelerate the expiration date to February 7, 2022, terminating the plan as of that date. Shareholders are not required, nor do they need to take any action because of the termination of this shareholder rights agreement.

“The Whitestone Board regularly reviews and aligns with best practices as they relate to corporate governance. The termination of the shareholder rights plan advances that objective” said David Holeman, Chief Executive Officer of Whitestone. “In reaching its decision to terminate the plan at this time, the Board’s Operating Committee took into careful consideration shareholder feedback received as part of our ongoing shareholder outreach and engagement process."

Whitestone REIT

Whitestone is a community-centered shopping center REIT that acquires, owns, manages, develops, and redevelops high-quality neighborhood centers primarily in the largest, fastest-growing and most affluent markets in the Sunbelt. It creates Communities that thrive through creating local connections between consumers in the surrounding communities and a well-crafted mix of local, regional and national tenants that provide daily necessities, needed services, entertainment, and experiences.

Whitestone REIT (NYSE: WSR) pays monthly dividends to its shareholders and it has consistently done so for more than 15 years. Whitestone’s strong balanced and managed capital structure provides stability and flexibility for growth and positions Whitestone to perform well through economic cycles. For additional information, please visit www.whitestonereit.com.

Contact Whitestone REIT:
Scott Hogan
Chief Financial Officer
(713) 435-2226
ir@whitestonereit.com